EXHIBIT 99.1
NEWS RELEASE
Cleveland-Cliffs Reports Third-Quarter 2022 Results and Announces
$1.8 Billion Reduction in Net Pension/OPEB Liabilities

•Third-quarter revenue of $5.7 billion
•Third-quarter net income of $165 million
•Third-quarter Adjusted EBITDA1 of $452 million
•$1.8 billion reduction in pro forma pension/OPEB net liabilities from previous remeasurement

CLEVELAND—October 25, 2022—Cleveland-Cliffs Inc. (NYSE: CLF) today reported third-quarter results for the period ended September 30, 2022.
Third-quarter 2022 consolidated revenues were $5.7 billion, compared to the prior-year third-quarter revenues of $6.0 billion. For the third quarter of 2022, the Company recorded net income of $165 million, or $0.29 per diluted share attributable to Cliffs shareholders. In the prior-year third quarter, the Company recorded net income of $1.3 billion, or $2.33 per diluted share.
For the nine months ended September 30, 2022, the Company recorded revenues of $17.9 billion and net income of $1.6 billion, or $2.95 per diluted share. In the first nine months of 2021, the Company recorded revenues of $15.1 billion and net income of $2.1 billion, or $3.69 per diluted share.
Pension/OPEB Liability Reduction
In conjunction with its newly ratified labor agreements with the United Steelworkers, the Company has remeasured its associated pension/OPEB plan assets and obligations. Pro forma pension/OPEB liabilities, net of assets, were reduced by $1.8 billion, or 63%, since the last remeasurement on December 31, 2021. The reduction is due primarily to lower healthcare premiums negotiated separately from the labor agreements. Due to ratification timing, the full impact was not reflected on this quarter's balance sheet. The Company has provided the table below with pro forma information.

	(In Millions)
	Pension/OPEB[2]
	Actual	Actual	Pro forma
	December 31, 2021	September 30, 2022	September 30, 2022
Non-current assets	$224	$390	$390
Current liabilities	(135)	(134)	(98)
Non-current liabilities	(2,961)	(2,751)	(1,359)
Funded Status	$(2,872)	$(2,495)	$(1,067)

The remeasurement reflects updates for plan amendments, discount rates, asset values, and other actuarial assumptions as of September 30, 2022, for the affected plans. The impact of higher interest rates was mostly offset by lower market returns during 2022.
As an additional benefit, Cliffs expects cash flow requirements related to OPEB plans to be reduced by more than $100 million annually, or approximately 50%, going forward.
Third-quarter 2022 Adjusted EBITDA1 was $452 million, compared to Adjusted EBITDA1 of $1.9 billion in the third quarter of 2021. For the first nine months of 2022, the Company reported Adjusted EBITDA1 of $3.0 billion, compared to $3.8 billion for the same period in 2021.

	(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted EBITDA[1]
Steelmaking	$436	$1,934	$2,967	$3,796
Other Businesses	9	6	58	25
Eliminations (A)	7	(7)	8	(15)
Total Adjusted EBITDA[1]	$452	$1,933	$3,033	$3,806
(A) Starting in 2022, the Company has allocated Corporate SG&A to its operating segments. Prior periods have been adjusted to reflect this change. The Eliminations line now only includes sales between segments.
Lourenco Goncalves, Cliffs' Chairman, President, and CEO said: “Our third quarter results were affected by the delayed inventory impact of higher input costs and maintenance activities from prior periods. Now, that all major projects have been concluded and production levels are back to normal, we expect costs to decline meaningfully, into Q4 and further into 2023."

Mr. Goncalves added: “Shipments to our automotive clients significantly improved in Q3, achieving a level among the highest in six quarters. That allowed us to hold sales volumes steady in Q3, despite much weaker service center activity. We expect this positive trend in automotive shipments to continue into Q4, with the added benefit of improved pricing from our successful renewal of contracts pertaining to the October cycle. As the automotive industry increases production, supply on the spot trade should tighten. That supports pricing going forward."

Mr. Goncalves continued: “The most important event of our third quarter was the agreement and subsequent ratification of the new 4-year labor contracts with our USW-represented employees, corresponding to over half of our workforce. In parallel, we used our scale to successfully negotiate better healthcare rates for our retirees, achieving a massive reduction in our post-retirement liabilities.”

Mr. Goncalves concluded: “It is well known that the assumption of Pension & OPEB liabilities at the time of the acquisition was the main source of enterprise value we leveraged to in order acquire the U.S.

assets from ArcelorMittal in December 2020. Fast forward, our combined total balance of $4.2 billion in liabilities following the acquisition has been made irrelevant, as we now have only $1.1 billion remaining on the books. We also concurrently renegotiated lower healthcare premiums for our non-USW retiree plans, which have not been remeasured yet. The remeasurement of these non-USW plans will happen at year-end, when we expect the total Pension & OPEB liabilities to be even lower than what is shown in the pro-forma's at this time."

Steelmaking

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
External Sales Volumes
Steel Products (net tons)	3,635	4,153	10,913	12,502
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,360	$1,334	$1,431	$1,122
Operating Results - In Millions
Revenues	$5,511	$5,869	$17,481	$14,710
Cost of goods sold	(5,167)	(4,098)	(14,948)	(11,472)
Gross margin	$344	$1,771	$2,533	$3,238

Third-quarter 2022 steel product sales volumes of 3.6 million net tons consisted of 33% coated, 29% hot-rolled, 15% cold-rolled, 6% plate, 5% stainless and electrical, and 12% other, including slabs and rail.
Steelmaking revenues of $5.5 billion included $1.7 billion, or 31%, of direct sales to the automotive market; $1.5 billion, or 27%, of sales to the distributors and converters market; $1.5 billion, or 27%, of sales to the infrastructure and manufacturing market; and $847 million, or 15%, of sales to steel producers.
Third-quarter 2022 Steelmaking unit costs increased compared to the second quarter of 2022 due to the lagged effects of higher cost inventory produced in prior periods, impacted by elevated repair and maintenance expenses and lower production volume, as well as higher costs in natural gas, electricity, scrap, and alloys.

Liquidity and Cash Flow
As of October 21, 2022, the Company had total liquidity of approximately $2.4 billion.
During the third quarter of 2022, the Company paid down borrowings on its ABL Facility by $155 million. Cliffs also completed open market repurchases of $41 million aggregate principal amount of assorted series of its outstanding senior notes at an average price of 88% of par.

In addition, Cliffs repurchased 2.0 million shares at an average price of $16.97 per share during the third quarter of 2022.
Outlook
Based on the current 2022 futures curve, which implies an average hot-rolled coil steel index price of $730 per net ton for the remainder of the year, the Company would expect its full-year 2022 average selling price to be approximately $1,370 per net ton. This incorporates improvements in fixed contract prices resetting on October 1, 2022, and updates to expected mix, including higher expected slab shipments during the fourth quarter of 2022.
Reduced repair and maintenance costs, higher production volume, and lower energy and raw material costs are expected to drive Steelmaking unit operating costs at least $80 per net ton lower in the fourth quarter of 2022.
Conference Call Information
Cleveland-Cliffs Inc. will host a conference call this morning, October 25, 2022, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com.
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, Cliffs also is the largest manufacturer of iron ore pellets in North America. The Company is vertically integrated from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling, and tubing. We are the largest supplier of steel to the automotive industry in North America and serve a diverse range of other markets due to our comprehensive offering of flat-rolled steel products. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 27,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry, which has been experiencing a trend toward light weighting and supply chain disruptions, such as the semiconductor shortage, that could result in lower steel volumes being consumed; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand, including as a result of inflationary pressures, the prolonged COVID-19 pandemic, conflicts or otherwise; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges, due to the ongoing COVID-19 pandemic or otherwise, of one or more of our major customers, including customers in the automotive market, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; disruptions to our operations relating to the ongoing COVID-19 pandemic, including the heightened risk that a significant portion of our workforce or on-site contractors may suffer illness or otherwise be unable to perform their ordinary work functions; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws, including adverse impacts as a result of the Inflation Reduction Act of 2022; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, environmental matters, government investigations, occupational or personal injury claims, property damage, labor and employment matters, or suits involving legacy operations and other matters; uncertain cost or availability of critical manufacturing equipment and spare parts; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, or critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, coke and metallurgical coal; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our ability to realize the anticipated synergies and benefits of our recent acquisition transactions and to successfully integrate the acquired businesses into our existing businesses, including uncertainties associated with maintaining relationships with customers, vendors and employees and known and unknown liabilities we assumed in connection with the acquisitions; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our ability to successfully identify and consummate any strategic capital investments or development projects, cost-effectively achieve planned production rates or levels, and diversify our product mix and add new customers; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; availability of workers to fill critical operational positions and potential labor shortages caused by the ongoing COVID-19 pandemic or otherwise, as well as our ability to attract, hire, develop and retain key personnel; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and OPEB obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; the amount and timing of any repurchases of our common shares; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.

For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021, and other filings with the SEC.

SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Manager, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$5,653	$6,004	$17,945	$15,098
Operating costs:
Cost of goods sold	(5,305)	(4,229)	(15,367)	(11,838)
Selling, general and administrative expenses	(124)	(116)	(353)	(329)
Miscellaneous – net	(37)	(10)	(104)	(38)
Total operating costs	(5,466)	(4,355)	(15,824)	(12,205)
Operating income	187	1,649	2,121	2,893
Other income (expense):
Interest expense, net	(64)	(81)	(205)	(258)
Gain (loss) on extinguishment of debt	4	—	(76)	(88)
Net periodic benefit credits other than service cost component	49	46	148	139
Other non-operating income (expense)	(1)	1	(6)	5
Total other expense	(12)	(34)	(139)	(202)
Income from continuing operations before income taxes	175	1,615	1,982	2,691
Income tax expense	(10)	(334)	(404)	(559)
Income from continuing operations	165	1,281	1,578	2,132
Income from discontinued operations, net of tax	—	1	2	2
Net income	165	1,282	1,580	2,134
Income attributable to noncontrolling interest	(13)	(8)	(31)	(39)
Net income attributable to Cliffs shareholders	$152	$1,274	$1,549	$2,095

Earnings per common share attributable to Cliffs shareholders - basic
Continuing operations	$0.30	$2.46	$2.98	$3.87
Discontinued operations	—	—	—	—
	$0.30	$2.46	$2.98	$3.87
Earnings per common share attributable to Cliffs shareholders - diluted
Continuing operations	$0.29	$2.33	$2.95	$3.69
Discontinued operations	—	—	—	—
	$0.29	$2.33	$2.95	$3.69

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$56	$48
Accounts receivable, net	2,301	2,154
Inventories	5,542	5,188
Other current assets	426	263
Total current assets	8,325	7,653
Non-current assets:
Property, plant and equipment, net	9,030	9,186
Goodwill	1,141	1,116
Pension and OPEB, asset	390	224
Other non-current assets	802	796
TOTAL ASSETS	$19,688	$18,975
LIABILITIES
Current liabilities:
Accounts payable	$2,361	$2,073
Accrued employment costs	479	585
Other current liabilities	740	903
Total current liabilities	3,580	3,561
Non-current liabilities:
Long-term debt	4,475	5,238
Pension liability, non-current	464	578
OPEB liability, non-current	2,287	2,383
Other non-current liabilities	1,614	1,441
TOTAL LIABILITIES	12,420	13,201
TOTAL EQUITY	7,268	5,774
TOTAL LIABILITIES AND EQUITY	$19,688	$18,975

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
OPERATING ACTIVITIES
Net income	$165	$1,282	$1,580	$2,134
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	237	239	788	664
Impairment of long-lived assets	—	1	29	1
Deferred income taxes	59	332	210	557
Pension and OPEB credits	(27)	(18)	(81)	(59)
(Gain) loss on extinguishment of debt	(4)	—	76	88
Amortization of inventory step-up	—	11	—	129
Other	20	14	75	79
Changes in operating assets and liabilities, net of business combination:
Receivables and other assets	337	(252)	(108)	(1,166)
Inventories	246	(236)	(348)	(793)
Income taxes	(54)	(10)	(109)	(1)
Pension and OPEB payments and contributions	(60)	(56)	(174)	(279)
Payables, accrued expenses and other liabilities	(383)	209	(4)	294
Net cash provided by operating activities	536	1,516	1,934	1,648
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(248)	(175)	(716)	(473)
Acquisition of FPT, net of cash acquired	(22)	—	(31)	—
Acquisition of ArcelorMittal USA, net of cash acquired	—	—	—	54
Other investing activities	10	3	20	5
Net cash used by investing activities	(260)	(172)	(727)	(414)
FINANCING ACTIVITIES
Series B Redeemable Preferred Stock redemption	—	(1,343)	—	(1,343)
Proceeds from issuance of common shares	—	—	—	322
Repurchase of common shares	(34)	—	(210)	—
Proceeds from issuance of debt	—	—	—	1,000
Repayments of debt	(36)	(7)	(1,355)	(1,346)
Borrowings under credit facilities	1,390	1,673	4,650	4,353
Repayments under credit facilities	(1,545)	(1,670)	(4,169)	(4,160)
Other financing activities	(42)	(28)	(115)	(130)
Net cash used by financing activities	(267)	(1,375)	(1,199)	(1,304)
Net increase (decrease) in cash and cash equivalents	9	(31)	8	(70)
Cash and cash equivalents at beginning of period	47	73	48	112
Cash and cash equivalents at end of period	$56	$42	$56	$42

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA
In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. EBITDA and Adjusted EBITDA are non-GAAP financial measures that management uses in evaluating operating performance. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	(In Millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$165	$1,282	$1,580	$2,134
Less:
Interest expense, net	(64)	(81)	(205)	(258)
Income tax expense	(10)	(334)	(404)	(559)
Depreciation, depletion and amortization	(237)	(239)	(788)	(664)
Total EBITDA	$476	$1,936	$2,977	$3,615
Less:
EBITDA of noncontrolling interests	$22	$17	$57	$60
Asset impairment	—	—	(29)	—
Gain (loss) on extinguishment of debt	4	—	(76)	(88)
Severance costs	(2)	(3)	(9)	(15)
Acquisition-related costs excluding severance costs	—	(1)	(1)	(3)
Acquisition-related loss on equity method investment	—	—	—	(18)
Amortization of inventory step-up	—	(11)	—	(129)
Impact of discontinued operations	—	1	2	2
Total Adjusted EBITDA	$452	$1,933	$3,033	$3,806

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$13	$8	$31	$39
Depreciation, depletion and amortization	9	9	26	21
EBITDA of noncontrolling interests	$22	$17	$57	$60

2CLEVELAND-CLIFFS INC. PENSION AND OPEB

On October 12, 2022, the Company announced the ratification of the new 4-year labor agreement with the USW, covering 12,000 USW-represented employees at 13 operating locations. As a result of significant pension and OPEB plan amendments in the agreement, the Company will be required to remeasure the plan assets and benefit obligations for the affected defined benefit pension and OPEB plans as of the October 12, 2022 ratification date. The following table sets forth amounts recognized in the Statements of Financial Position related to pension and OPEB:
•on an actual basis as of September 30, 2022 reflecting consolidated pension and OPEB; and
•on a pro forma basis as of September 30, 2022 to give effect to the remeasurement of pension and OPEB plans affected by the October 12, 2022 ratification. The pro forma basis column is presented with pro-forma data pursuant to ASC 855-10-50-3.

	(In Millions)
	Pension Benefits		OPEB
	Actual	Pro forma	Actual	Pro forma
	September 30, 2022	September 30, 2022	September 30, 2022	September 30, 2022
Non-current assets	$227	$227	$163	$163
Current liabilities	(4)	(4)	(130)	(94)
Non-current liabilities	(464)	(558)	(2,287)	(801)
Funded Status	$(241)	$(335)	$(2,254)	$(732)

The remeasurement reflects updates for plan amendments, discount rates, assets values, and other actuarial assumptions as of September 30, 2022 for the affected plans.